Exhibit 99.1

Moody’s Corporation Reports Results for Second Quarter 2010

  Reported 2Q10 EPS of $0.51; excluding legacy tax and restructuring-related adjustment, EPS of $0.49
  2Q10 revenue of $477.8 million, up 6% from prior-year period
  Reaffirming FY 2010 EPS guidance range of $1.75 to $1.85

NEW YORK--(BUSINESS WIRE)--July 29, 2010--Moody’s Corporation (NYSE: MCO) today announced results for the second quarter of 2010.

Summary of Results for Second Quarter 2010

Moody’s Corporation reported revenue of $477.8 million for the three months ended June 30, 2010, an increase of 6% from $450.7 million for the second quarter of 2009. Operating income for the quarter was $190.5 million, a 2% increase from $187.2 million for the same period last year. Diluted earnings per share of $0.51 for the second quarter of 2010 included a benefit of $0.02 associated with certain legacy tax matters and a minor restructuring-related adjustment. Excluding legacy tax and restructuring items from both periods, diluted earnings per share of $0.49 for the quarter grew 14% from $0.43 in the prior-year period.

“Moody’s results in the second quarter were strong given the greater volatility in debt capital markets as compared to the first quarter,” said Raymond McDaniel, Chairman and Chief Executive Officer of Moody’s Corporation. “We reaffirm our full-year 2010 EPS guidance of $1.75 to $1.85 based on sound first half performance but we expect that uneven credit market conditions will persist during the second half.”

Second Quarter Revenue

For Moody’s Corporation overall, global revenue of $477.8 million increased 6% from the second quarter of 2009. The impact of foreign currency translation on revenue was negligible. U.S. revenue of $261.5 million for the quarter rose 10%, while non-U.S. revenue of $216.3 million increased 1% from the prior-year period. Excluding the favorable impact of foreign currency translation, non-U.S. revenue in the second quarter was about flat and represented 45% of total revenue for the quarter, compared to 47% in the year-ago period.

Global revenue for Moody’s Investors Service (“MIS”) for the second quarter of 2010 was $328.6 million, 6% above the prior-year period. The impact of foreign currency translation was negligible. U.S. revenue of $194.5 million for the second quarter of 2010 increased 12% from the second quarter of 2009. Outside the U.S., revenue of $134.1 million declined 2% from the year-ago period.

Within MIS, global corporate finance revenue of $127.9 million in the second quarter of 2010 increased 19% from the same quarter of 2009. U.S. corporate finance revenue grew 30% from the second quarter of 2009, driven primarily by strong high-yield bank loan origination, which more than offset reduced issuance in the investment-grade bond market. Outside the U.S., revenue increased 1% from the prior-year period, as strong issuance in Asia and Latin America was partially offset by decreased activity in Europe and Canada.

Global structured finance revenue totaled $73.1 million for the second quarter of 2010, a decline of 2% from a year earlier. U.S. structured finance revenue decreased 4% from the year-ago period, as a result of reduced activity in derivatives and asset-backed commercial paper programs, partially offset by commercial real estate finance issuance. Non-U.S. structured finance revenue grew 1%, driven primarily by European covered bond issuance, partially offset by lower securitization activity due to market and regulatory uncertainty and reduced use of government-sponsored facilities.

Global financial institutions revenue of $63.2 million in the second quarter of 2010 declined 6% compared to the same quarter of 2009. Financial institutions revenue decreased 9% in the U.S. and 4% outside the U.S., primarily due to issuance declines in the U.S. and European insurance and banking sectors.

Global public, project and infrastructure finance revenue was $64.4 million for the second quarter of 2010, increasing 6% from the second quarter of 2009. U.S. revenue grew 13% from the prior-year period with higher revenue in the public and project finance sectors. Non-U.S. revenue declined 8% primarily due to reduced issuance for European infrastructure finance.

Global revenue for Moody’s Analytics (“MA”) for the second quarter of 2010 reached $149.2 million, up 6% from the same quarter of 2009. The impact of foreign currency translation was negligible. Revenue from research, data and analytics of $105.2 million increased by 3% from the prior-year period and risk management software revenue of $39.2 million grew 16 percent. Professional services revenue of $4.8 million increased 14% from the prior-year period.

Moody’s Analytics revenue in the second quarter of 2010 was $67.0 million in the U.S. and $82.2 million outside the U.S., an increase of 6% and 7% respectively from the prior-year period, primarily driven by the delivery of risk management software projects.

Second Quarter Expenses

Second quarter 2010 expenses for Moody’s Corporation of $287.3 million were 9% greater than in the prior-year period primarily due to increased headcount and incentive compensation and higher spending related to legal and regulatory requirements. Moody’s reported operating margin for the second quarter of 2010 was 39.9 percent. Excluding restructuring items in both periods, Moody’s second quarter 2010 expenses of $287.0 million increased 10% from the prior-year period, and operating margin was 39.9%, compared to 42.2% in the second quarter of 2009. The impact of foreign currency translation on operating expenses was negligible.

Moody’s effective tax rate was 31.1% for the second quarter of 2010, compared with 36.4% for the prior-year period. The decrease was primarily due to a reduction in unrecognized tax benefits and other tax-related liabilities resulting from the closing of various tax audits, lower taxes on foreign income and the favorable resolution of a legacy tax matter.

Year-to-Date Results

Moody’s Corporation revenue for the first six months of 2010 totaled $954.4 million, an increase of 11% from $859.6 million for the same period of 2009. Expenses for the first six months of 2010 were $567.1 million, an increase of 8% from a year ago. First half operating income of $387.3 million grew 15% from $336.1 million for the same period of 2009. Excluding the positive impact of foreign currency translation, revenue and operating income for the first six months of 2010 grew 10% and 14%, respectively. Diluted earnings per share of $0.99 for the first half of 2010 included a benefit of $0.02 associated with certain legacy tax matters and minor restructuring-related adjustments. Excluding these items in the first half of 2010, and excluding a legacy tax benefit and restructuring charges and adjustments in the prior-year period, diluted earnings per share of $0.97 for the first half of 2010 increased 14% from $0.85 for the first half of 2009.

Revenue at Moody’s Investors Service totaled $664.1 million for the first six months of 2010, an increase of 14% from the prior-year period. Moody’s Analytics revenue rose 4% from the first half of 2009 to $290.3 million.

Capital Allocation and Liquidity

During the second quarter of 2010, Moody’s repurchased 2.8 million shares at a total cost of $70 million and issued 0.1 million shares under employee stock-based compensation plans. Outstanding shares as of June 30, 2010 totaled 234.3 million, a 1% reduction from a year earlier. As of June 30, 2010, Moody’s had $1.3 billion of share repurchase authority remaining under its current program. At quarter-end, Moody’s had $1.1 billion of outstanding debt and $644 million of additional debt capacity available under its revolving credit facility. Moody’s reduced total outstanding debt by $16 million during the second quarter. At quarter-end, total cash and cash equivalents were $486 million, an increase of $93 million from a year earlier.

Assumptions and Outlook for Full-Year 2010

Moody’s outlook for 2010 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the eventual withdrawal of government-sponsored economic stabilization initiatives. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ from these assumptions, Moody’s results for the year may differ materially from the current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates.

Moody’s is reaffirming its guidance for diluted earnings per share for full-year 2010 in the range of $1.75 to $1.85; however, certain components of 2010 guidance have been modified to reflect our current view of credit market conditions and implications for the Company. For Moody’s overall, the Company now expects full-year 2010 revenue to increase in the mid-single-digit percent range and expenses to increase in the mid- to high-single-digit percent range. We continue to believe incremental compliance costs related to new regulation will be approximately $15 million for this year and $15 – 25 million for next year. The Company still projects the full-year 2010 operating margin in the high-thirties percent range and now expects the effective tax rate in the range of 34 to 35 percent. Share repurchase is expected to continue at modest levels in 2010 subject to available cash flow and other capital allocation decisions.

For the global MIS business, we now expect revenue for the full-year 2010 to increase in the mid-single-digit percent range. Within the U.S., we continue to expect MIS revenue to increase in the low-double-digit percent range, while non-U.S. revenue is now expected to decline in the low-single-digit percent range. Corporate finance revenue is now expected to increase in the high-teens to low-twenties percent range. Structured finance revenue is now expected to decrease in the high-single to low-double-digit percent range. We now expect revenue from financial institutions to be relatively flat compared to the prior year, and revenue from public, project and infrastructure finance to increase in the mid-single-digit percent range.

For Moody’s Analytics, we continue to expect full-year 2010 revenue to increase in the mid-single-digit percent range. We continue to expect revenue growth in the low-single-digit percent range for research, data and analytics, while we now expect revenue growth in the low-double-digit percent range for risk management software, and in the mid-single-digit percent range for professional services. We now expect MA revenue in the U.S. to increase in the mid-single-digit percent range, while revenue outside the U.S. is still expected to grow in the mid-single-digit percent range.

Conference Call

A conference call to discuss second quarter 2010 results will be held this morning, July 29, at 11:30 a.m. Eastern Time. Individuals within the U.S. and Canada can access the call by dialing 1-800-289-0722. Other callers should dial +1-913-905-3198. Please dial into the call by 11:20 a.m. Eastern Time. The passcode for the call is “Moody’s Corporation.”

The teleconference will be webcast with a slide presentation and can be accessed under “Featured Events” on Moody's Shareholder Relations website, http://ir.moodys.com, until midnight Eastern Time, August 31, 2010.

A replay of the teleconference will be available from 4:00 p.m. Eastern Time, July 29, 2010 until midnight Eastern Time, August 31, 2010. The replay can be accessed from within the U.S. and Canada by dialing 1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 4966904.

*****

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which encompasses the growing array of Moody’s non-ratings businesses including risk management software for financial institutions, quantitative credit analysis tools, economic research and data services, data and analytical tools for the structured finance market, and training and other professional services. The Corporation, which reported revenue of $1.8 billion in 2009, employs approximately 4,100 people worldwide and maintains a presence in 26 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2010 and other forward-looking statements in this release are made as of July 29, 2010, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt securities issued, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the economic slowdown; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; both proposed and recently adopted U.S., foreign, state and local legislation and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; regulations relating to the oversight of credit rating agencies; provisions in the Dodd-Frank Act modifying pleading and liability standards applicable to credit rating agencies in a manner adverse to rating agencies; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of credit rating agencies; the possible loss of key employees; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate acquired businesses; a decline in the demand from financial institutions for credit risk management tools; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2009, quarterly report on Form 10-Q for the quarter ended March 31, 2010, and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2010	2009	2010	2009
Amounts in millions, except per share amounts

Revenue	$477.8	$450.7	$954.4	$859.6

Expenses:
Operating	134.3	128.0	270.2	250.4
Selling, general and administrative	137.5	116.7	266.3	226.9
Restructuring	0.3	3.1	(0.4)	14.9
Depreciation and amortization	15.2	15.7	31.0	31.3
Total expenses	287.3	263.5	567.1	523.5

Operating income	190.5	187.2	387.3	336.1
Non-operating (expense) income, net
Interest (expense) income, net	(9.0)	(6.1)	(22.3)	(9.4)
Other non-operating (expense) income, net	(3.6)	(6.5)	(4.6)	(10.5)
Total	(12.6)	(12.6)	(26.9)	(19.9)
Income before provision for income taxes	177.9	174.6	360.4	316.2
Provision for income taxes	55.3	63.6	123.1	114.1
Net income	122.6	111.0	237.3	202.1
Less: net income attributable to noncontrolling interests	1.6	1.7	2.9	2.6
Net income attributable to Moody's Corporation	$121.0	$109.3	$234.4	$199.5

Earnings per share attributable to Moody's common shareholders
Basic	$0.51	$0.46	$0.99	$0.85
Diluted	$0.51	$0.46	$0.99	$0.84

Weighted average number of shares outstanding
Basic	235.3	236.1	236.1	235.8
Diluted	236.5	238.1	237.8	237.3

Moody's Corporation
Supplemental Revenue Information (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

Amounts in millions	2010	2009	2010	2009

Moody's Investors Service
Structured Finance	$73.1	$74.6	$144.6	$147.0
Corporate Finance	127.9	107.5	254.3	191.6
Financial Institutions	63.2	67.3	139.4	123.6
Public, Project and Infrastructure Finance	64.4	60.9	125.8	118.3
Intersegment royalty	15.5	14.4	30.8	29.1
Sub-total MIS	344.1	324.7	694.9	609.6
Eliminations	(15.5)	(14.4)	(30.8)	(29.1)
Total MIS revenue	328.6	310.3	664.1	580.5

Moody's Analytics (a)
Research, Data and Analytics	105.2	102.3	209.8	204.3
Risk Management Software	39.2	33.9	72.5	66.0
Professional Services	4.8	4.2	8.0	8.8
Total MA revenue	149.2	140.4	290.3	279.1

Total Moody's Corporation revenue	$477.8	$450.7	$954.4	$859.6

Moody's Corporation revenue by geographic area

United States	$261.5	$237.1	$516.1	$446.0
International	216.3	213.6	438.3	413.6

	$477.8	$450.7	$954.4	$859.6

(a) During the fourth quarter of 2009, the MA businesses were realigned and renamed to reflect the reporting unit structure for the MA segment at December 31, 2009. Certain prior-year amounts have been reclassified to conform to the current presentation.

Moody's Corporation
Consolidated Interest (Expense) / Income, Net (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2010	2009	2010	2009
Amounts in millions

Interest (expense) / income:
Expense on borrowings	$(10.6)	$(12.5)	$(21.4)	$(24.4)
Income	0.5	0.6	1.1	1.4
Legacy Tax (a)	2.5	6.5	2.5	6.5
UTPs and other tax related liabilities	(1.6)	(0.7)	(5.1)	6.7
Interest capitalized	0.2	-	0.6	0.4
Total interest (expense) income, net	$(9.0)	$(6.1)	$(22.3)	$(9.4)

(a) The amounts in both years represent interest income related to the favorable settlement of Legacy Tax Matters.

Moody's Corporation
Selected Consolidated Balance Sheet Data (Unaudited)

	June 30,	December 31,
	2010	2009
Amounts in millions

Cash and cash equivalents	$485.9	$473.9
Short-term investments	7.7	10.0
Total current assets	960.0	1,012.9
Non-current assets	997.7	990.4
Total assets	1,957.7	2,003.3
Total current liabilities	1,094.2	1,236.0
Total debt (1)	1,106.4	1,193.7
Other long-term liabilities	612.9	617.2
Total shareholders' deficit	(491.9)	(596.1)
Total liabilities and shareholders' deficit	1,957.7	2,003.3

Actual number of shares outstanding	234.3	236.9

(1) Includes long-term debt of $742.5 million and $746.2 million at June 30, 2010 and December 31, 2009, respectively. Additionally, this includes amounts outstanding under the Company's commercial paper program of $356.4 million and $443.7 million at June 30, 2010 and December 31, 2009, respectively, as well as the current portion of long-term debt of $7.5 million and $3.8 million at June 30, 2010 and December 31, 2009, respectively, both of which are included in total current liabilities.

Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

	Three Months Ended June 30,

Amounts in millions, except per share amounts	2010				2009
				Non-				Non-
				GAAP				GAAP
	As			Financial	As			Financial
	Reported	Adjustments		Measures*	Reported	Adjustments		Measures*

Revenue	$477.8	$-		$477.8	$450.7	$-		$450.7
Expenses	287.3	(0.3)	(a)	287.0	263.5	(3.1)	(a)	260.4
Operating income	190.5	0.3		190.8	187.2	3.1		190.3
Non-operating (expense) income, net	(12.6)	(2.5)	(b)	(15.1)	(12.6)	(6.5)	(b)	(19.1)
Income before provision for income taxes	177.9	(2.2)		175.7	174.6	(3.4)		171.2
Provision for income taxes	55.3	2.2	(c)	57.5	63.6	2.9	(c)	66.5
Net income	122.6	(4.4)		118.2	111.0	(6.3)		104.7
Less: net income attributable to noncontrolling interests	1.6	-		1.6	1.7	-		1.7
Net income attributable to Moody's Corporation	$121.0	$(4.4)		$116.6	$109.3	$(6.3)		$103.0

Earnings per share attributable to Moody's common shareholders
Basic	$0.51			$0.50	$0.46			$0.44
Diluted	$0.51			$0.49	$0.46			$0.43

*In addition to its reported results, Moody’s has included in the table above adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results. May not add due to rounding.

The tables above show Moody's consolidated results for each of the three month periods ended June 30, 2010 and 2009, adjusted to exclude the impact of the following:

(a) To exclude amounts related to the 2009 restructuring charge as well as minor adjustments related to both the 2009 and 2007 restructuring charges

(b) To exclude benefits relating to the resolution of certain legacy tax matters

(c) To reflect the income tax impacts related to the adjustments described in notes (a) and (b) above, and to exclude tax benefits of $3.1 million and $4.3 million recorded in the second quarter of 2010 and 2009, respectively, related to the settlement of Legacy Tax Matters

Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

	Six Months Ended June 30,

Amounts in millions, except per share amounts	2010				2009
				Non-				Non-
				GAAP				GAAP
	As			Financial	As			Financial
	Reported	Adjustments		Measures*	Reported	Adjustments		Measures*

Revenue	$954.4	$-		$954.4	$859.6	$-		$859.6
Expenses	567.1	0.4	(a)	567.5	523.5	(14.9)	(a)	508.6
Operating income	387.3	(0.4)		386.9	336.1	14.9		351.0
Non-operating (expense) income, net	(26.9)	(2.5)	(b)	(29.4)	(19.9)	(6.5)	(b)	(26.4)
Income before provision for income taxes	360.4	(2.9)		357.5	316.2	8.4		324.6
Provision for income taxes	123.1	2.0	(c)	125.1	114.1	7.3	(c)	121.4
Net income	237.3	(4.9)		232.4	202.1	1.1		203.2
Less: net income attributable to noncontrolling interests	2.9	-		2.9	2.6	-		2.6
Net income attributable to Moody's Corporation	$234.4	$(4.9)		$229.5	$199.5	$1.1		$200.6

Earnings per share attributable to Moody's common shareholders
Basic	$0.99			$0.97	$0.85			$0.85
Diluted	$0.99			$0.97	$0.84			$0.85

*In addition to its reported results, Moody’s has included in the table above adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results. May not add due to rounding.

The tables above show Moody's consolidated results for each of the six month periods ended June 30, 2010 and 2009, adjusted to exclude the impact of the following:

(a) To exclude amounts related to the 2009 restructuring charge as well as minor adjustments related to both the 2009 and 2007 restructuring charges

(b) To exclude benefits relating to the resolution of certain legacy tax matters

(c) To reflect the income tax impacts related to the adjustments described in notes (a) and (b) above, and to exclude tax benefits of $3.1 million and $4.3 million recorded in the second quarter of 2010 and 2009, respectively, related to the settlement of Legacy Tax Matters

CONTACT:
Media Contact:
Michael Adler
Vice President, Corporate Communications
(212) 553-4667
Michael.Adler@moodys.com
or
Investor Relations Contact:
Liz Zale
Vice President, Investor Relations
(212) 553-1633
Elizabeth.Zale@moodys.com